Exhibit 99.1

Jerash Signs Agreement to Add Additional Manufacturing Capacity, New Orders for 800,000 Pieces

Facility expected to add 1.5 to 1.8 million pieces of annual capacity commencing April 2019

Rochester, New York – January 23, 2019 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company”), a producer of high quality textile goods for leading global brands, today announced that it signed an agreement to operate its fourth manufacturing facility in Al Tajamouat Industrial City, a Qualified Industrial Zone located in Amman, Jordan. The acquisition is expected to close in the fourth quarter of the fiscal year ended March 31, 2019. Upon the closing of the acquisition, the facility is expected to add 1.5 to 1.8 million pieces per year to Jerash’s current annual capacity of approximately 6.5 million pieces, an increase of up to 27 percent annually.

Sam Choi, the Chief Executive Officer of Jerash and Chairman of the Jerash Board of Directors stated: ''We have been persistently overbooked in our existing facilities due to high demand with current customers and a number of new customers desiring to work with Jerash. These customers have asked us to further increase production capacity at Jerash due to our compelling production quality, on time delivery, and attractive economic advantages. We are excited to announce this anticipated expansion of our manufacturing capacity by 1.5 million to 1.8 million pieces per year at a very favorable cost to Jerash.”

Choi continued: “We are also pleased to announce two new customer orders totaling more than 800,000 pieces associated with this expansion, which we expect to commence in April. In order to meet this immediate demand, we are coordinating with the Jordanian government to assume the necessary government certificates and contract guarantees for workers scheduled to arrive in the first calendar quarter for work at this facility under the prior owner. These workers will now be employed by Jerash, ensuring they have stable employment, quality housing and a rewarding, safe work environment as part of our growing team and providing rapid capacity acceleration for our customers.”

The new facilities are an existing garment manufacturing operation adjacent to Jerash’s three largest manufacturing centers. Jerash will assume the building lease from the prior owner and pay approximately $380,000 for all of the outstanding shares of Al-Mutafaweq Co. for Garments Manufacturing Ltd., the previous operator of the facility. Additionally, Jerash is coordinating with the Jordanian Ministry of Industry and Trade, Ministry of Labor and Customs Department to assume the existing compliance certificates and workplace certifications, including the facility’s Better Work Jordan credentials. Terms of the transaction call for two additional milestone payments, totaling up to $600,000 to be paid by Jerash upon taking over the dormitory facilities and assuming control of a satellite sewing facility associated with the acquired facilities. Jerash intends to further invest in machinery, dormitory expansion and facility audits to support additional growth at the new facility.

Jerash is a global enterprise headquartered in Rochester, New York, with offices in Hong Kong and manufacturing facilities located in a United States Qualifying Industrial Zone (QIZ) in Jordan, which provides for duty-free movement of industrial goods between Jordan and the US, provided the goods meet certain manufacturing and content requirements. Additionally, Jerash is engaged in a number of socially responsible initiatives designed to ensure safe, rewarding employment practices of global textile workers and employs Syrian refugees housed in United Nations camps in Jordan.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Sears, Hanes, Columbia, Land’s End, VF Corporation (which owns brands such as The North Face, Nautica, Timberland, Wrangler, Lee, Jansport, etc.), and Philip-Van Heusen (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Its production facilities are currently made up of three factory units and two warehouses and currently employ approximately 2,900 people. The total annual capacity at its facilities is approximately 6.5 million pieces. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com

Richard J. Shaw, Chief Financial Officer

(315) 727-6791

richard.shaw@jerashholdings.com